RiverSource Life Insurance Company	70100
Ameriprise Financial Center	Minneapolis MN 55474
1.800.862.7919

Single Purchase Payment

Deferred Annuity Contract

•	Index-linked option(s)
•	Surrender charges may be waived under specified conditions
•	A market value adjustment feature
•	This contract is nonparticipating — dividends are not payable

PLEASE READ YOUR CONTRACT CAREFULLY.

This is a deferred annuity contract. It is a legal contract between You, as the Owner, and Us.

We issue this contract in consideration of Your purchase payment. If You are living on the Annuitization Start Date, We will begin to pay You monthly Annuity Payments, subject to the provisions of this contract. This date may be changed as provided in this contract.

NOTICE OF YOUR RIGHT TO EXAMINE AND CANCEL THIS CONTRACT.

If for any reason You are not satisfied with this contract, You may cancel this contract by returning it to Us or Our agent within ten Days after You receive it. If this contract is intended to replace an existing contract, Your right to examine this contract is extended to 30 Days. If You exercise Your right to examine and cancel this contract it will then be considered void from its start.

If this is an IRA contract, upon such cancellation We will refund the purchase payment You have paid less any payments We have made. If this is not an IRA contract, upon such cancellation We will refund an amount equal to the sum of: (1) the Contract Value as of the Business Day We receive the contract; and (2) any premium tax charges paid.

CONTRACT VALUES MAY INCREASE OR DECREASE WHEN BASED ON THE VALUE OF AN INDEX AND ARE NOT GUARANTEED. SEE THE CONTRACT VALUE PROVISION.

A MARKET VALUE ADJUSTMENT MAY RESULT IN BOTH UPWARD AND DOWNWARD ADJUSTMENTS IN SURRENDERS AND AMOUNTS APPLIED TO AN ANNUITY PAYMENT PLAN. SEE THE MARKET VALUE ADJUSTMENT PROVISION.

OPTIONAL RIDER CHARGES MAY REDUCE THE DEATH BENEFIT AMOUNT TO LESS THAN THE CONTRACT VALUE. SEE THE PAYMENTS TO BENEFICIARIES PROVISIONS.

Signed for and issued by RiverSource Life Insurance Company in Minneapolis, Minnesota, as of the Contract Date.

President	Vice President – Service Operations

117860	Page 1	(1/24)

117860	Page 2	(1/24)

Definitions

The following words are used often in this contract. When We use these words, this is what We mean:

Age

The number of whole years since birth, which is the same as the Age as of a person’s latest birthday. If You were born on February 29, We will use February 28 in determining Your Age in years when February only has 28 Days.

Annual Fee

A declared fee applicable for each year of a Segment for certain Crediting Methods. Initial Annual Fees for Your Initial Indexed Account Elections are shown under Contract Data.

Annuitant

The person or persons on whose life periodic Annuity Payments depend.

Annuitization Start Date

The date on which Annuity Payments begin as described in the Annuity Payments provision. This date is either as shown under Contract Data or the date as changed as described in the Change of Annuitization Start Date provision. You will be notified prior to the scheduled Annuitization Start Date.

Annuity Payments

Periodic payments We make to You, or other named recipient(s), beginning on the Annuitization Start Date.

Buffer

A protection option for certain Crediting Methods. The Buffer percentage is the maximum decrease in the Index rate of return before the Segment will incur a loss. If the Index rate of return is more negative than the Buffer percentage, the negative Index rate of return will be reduced by the Buffer percentage. The Buffer percentage for each applicable Indexed Account is shown under Contract Data and will not change.

Business Day

Any Day, Monday through Friday, on which the New York Stock Exchange (NYSE) is open. If the U.S. Securities and Exchange Commission determines the existence of emergency conditions on any Day and, consequently, the NYSE does not open for regular trading, then that Day is not a Business Day.

Cap

A declared maximum rate of return for a Segment when the Index rate of return is positive. Initial Caps for Your Initial Indexed Account Elections are shown under Contract Data.

Code

The Internal Revenue Code of 1986, as amended.

Contingent Annuitant

If the Annuitant is not an Owner, the person who becomes the Annuitant if the Annuitant dies prior to the Annuitization Start Date.

Contract Anniversary

The same Day and month as the Contract Date each year that the contract remains in force.

Contract Date

The effective date of the contract from which Contract Anniversaries and contract years are determined. Your Contract Date is shown under Contract Data.

Contract Value

The sum of the values in the Interim Account and the Indexed Account(s).

Crediting Method

A method used to determine the Segment rate of return.

Day

A calendar day, unless specified otherwise.

Index

A published index used to determine the Segment rate of return or the reference rate for the market value adjustment. For purposes of this contract, an Exchange Traded Fund (ETF) is considered an Index.

117860	Page 4	(1/24)

Index Value

The published closing value of a particular Index for any Business Day. When calculating the Index rate of return, if the Index provider did not publish an Index Value on a Day, We will use the Index Value on the next Business Day. When determining the MVA reference rate, if the MVA Index was not published on a Day, We will use the most recently published closing value prior to that Day. We will not use an Index Value from a non-Business Day, even if the Index provider publishes a value on that Day.

Indexed Account

An option available to which You allocate the purchase payment and Contract Value, subject to the limits in the Transfer of Contract Value provision. Each Indexed Account includes an Index(es), Crediting Method, duration, and a protection option with a protection percentage. The Initial Indexed Account Options available as of the Contract Date are shown under Contract Data.

Interim Account

An option available to which You may allocate Contract Value after the MVA Period or after a spousal continuation, subject to the limits in the Transfer of Contract Value provision. Also, used to hold amounts for any optional automated transfer program. Amounts applied to the Interim Account earn a declared rate of interest.

Investment Base

Used to determine the value for each Segment and is equal to the amount allocated to the Segment, adjusted for partial surrenders. The Investment Base is separate from Your Contract Value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.

Nonqualified Contract

A contract used primarily for retirement purposes that is not intended to qualify as a Tax Qualified Contract.

Owner, You, Your

“Owner,” “You” or “Your” refer to the Owner or Owners of this contract. Any contract provisions based on the Age of the Owner will be based on the Age of the oldest Owner. Any ownership change, including continuation of the contract by Your spouse under the Spouse’s Option to Continue Contract provision, redefines “Owner,” “You” and “Your” as the new Owner.

Segment

A Segment is created each time an amount is allocated to an Indexed Account. A Segment starts on the Contract Date or on a Contract Anniversary.

Segment Maturity Date

The date a Segment ends. This is the Contract Anniversary date after the specified number of years following the Segment start date.

Tax Qualified Contract

A contract that is intended to qualify as part of a tax-advantaged retirement plan such as individual retirement annuities, tax-sheltered annuities or other tax-advantaged retirement plans.

Upside Participation Rate

A declared percentage that may adjust the rate of return for a Segment. Initial Upside Participation Rates for Your Initial Indexed Account Elections are shown under Contract Data.

We, Us, Our

Any reference to “We,” “Us” or “Our” means RiverSource Life Insurance Company.

Written Request

A request in writing on a form acceptable to Us, signed by You and delivered to Us at Our service center. We may allow requests by other methods agreed to by Us.

117860	Page 5	(1/24)

General Provisions

Entire Contract

This contract form and any attached endorsements or riders are the entire contract between You and Us.

No one except one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary) can change or waive any of Our rights or requirements under this contract. That person must do so in writing. None of Our other representatives or other persons has the authority to change or waive any of Our rights or requirements under this contract.

Annuity Tax Qualification

This contract is intended to qualify as an annuity contract under Section 72 and other relevant sections of the Code for Federal income tax purposes. To that end, the provisions of this contract are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to unilaterally amend this contract to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, subject to any necessary regulatory approval. We will send You a copy of any such amendments.

Contract Modification

This contract may be modified at any time by written agreement between You and Us. The modification must be signed by one of Our corporate officers (President, Vice President, Secretary or Assistant Secretary).

Incontestability

We may only contest this contract when it has been procured by fraud, and only if permitted by the state in which it is issued for delivery.

Benefits Based on Incorrect Data

If benefit amounts are determined by incorrect information regarding a person’s birth date or sex (unless determined on a unisex basis), payments described in this contract will be adjusted. Benefit amounts will be based on what would have been provided using the correct birth date and/or correct sex (unless determined on a unisex basis). Any underpayments made by Us will be made up promptly without interest. We reserve the right to recover from You or Your estate any overpayments made by Us. If there are any future payments under this contract, any overpayments made by Us will be subtracted from those payments, without interest, and/or as otherwise legally permissible.

State Laws

This contract is governed by the laws of the state in which it is issued for delivery. The values and benefits of this contract are at least equal to those required by such state. Any Annuity Payments, surrender value or death benefit available under the contract are not less than the minimum benefits required by the laws of the state in which the contract is issued for delivery.

Reports to Owner

At least once a year prior to the Annuitization Start Date We will send You, without charge, a statement showing the following:

1.	the Contract Value as of the beginning and ending dates of the period; and

2.	the surrender value including any market value adjustment at the end of the period; and

3.	amounts credited or debited during the period, identified by type; and

4.	the amount of the death benefit at the end of the period.

This information will be as of a date not more than two months prior to the date of the mailing. This statement will also show any other information required under state or federal law.

We will also send You, without charge, other values upon Your request.

Evidence of Survival

Where any payments under this contract depend on the recipient or Annuitant being alive on a certain date, We may require proof satisfactory to Us that such condition has been met. Such proof may be required prior to making the payments.

Protection of Proceeds

Payments under this contract are not assignable by any beneficiary prior to the time they are due. To the extent allowed by law, payments are not subject to the claims of creditors or to legal process.

117860	Page 6	(1/24)

Termination of the Contract

The contract will be terminated under the following conditions:

1.	After You take a full surrender.

2.	After the death benefit is paid.

3.	After the reduction of the Contract Value to zero.

We reserve the right to cancel this contract if the purchase payment (reduced for any partial surrenders) and the Contract Value are less than $2,000. We will give You notice of Our intent to cancel this contract. Upon such cancellation We will pay You the Contract Value, after any rider charges have been deducted. This contract will then terminate.

Separate Account

We have exclusive and absolute ownership and control of the assets of the separate account. It is a non-unitized separate account established by Us under Minnesota law, in which We hold reserves for Our obligations for the Indexed Accounts available under the Contract. The assets in this separate account are subject to Our general liabilities from business operations and to claims by Our creditors. You do not share in the investment performance of assets allocated to the separate account. All investment income, gains, and losses (whether or not the gains and losses are realized) from assets allocated to the separate account are borne by Us. The obligations under the contract are independent of the investment performance of the separate account and are the obligations of Us.

Ownership, Annuitant and Beneficiary

Owner Rights

Unless otherwise stated in this contract, You may exercise all rights and privileges provided in this contract or allowed by Us.

If two Owners jointly own this contract, each Owner may independently exercise transfers among the various account options, subject to the limits in the Transfer of Contract Value provision. Unless agreed to by Us, all other terms, conditions, rights and requirements that apply to an Owner under this contract shall apply jointly to each Owner named.

Non-Natural Person and Revocable Trust Ownership

The Owner may be a non-natural person (e.g., irrevocable trust or corporation) or a revocable trust if We agree. If the Owner or any joint Owner is a non-natural person or a revocable trust, the Annuitant will be deemed to be the Owner for any provision or benefit using the Age or life of the Owner. Any provisions based on Age will be based on the Age of the oldest Annuitant. These include Payments to Beneficiaries and Surrender Provisions. If the Owner or any joint Owner is a non-natural person or revocable trust, the Annuitant may not be changed and a Contingent Annuitant may not be named.

Change of Ownership

You may change the ownership of this contract by Written Request or other method agreed to by Us and recorded by Us. Unless You specify otherwise, the change of ownership shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

A change of ownership may result in tax consequences.

See any attached tax qualified endorsement for ownership change limitations.

Beneficiary

Except as otherwise provided in the contract, beneficiaries are those You designate to receive the death benefit of this contract if You die while this contract is in force. We will not be bound by any such designation unless made by Written Request or other method agreed to by Us and recorded by Us.

For joint spousal ownership with right of survivorship, the surviving spouse is deemed the sole beneficiary superseding any other beneficiary designation. This permits the surviving spouse to use the Spouse’s Option to Continue Contract provision in the Payments to Beneficiaries provision of the contract. The deemed surviving spouse sole beneficiary designation may only be overridden if specifically requested in writing and signed by both joint spousal Owners.

117860	Page 7	(1/24)

Only those beneficiaries who are living as of the date of death may share in the benefits, if any. Benefits will be paid to all primary beneficiaries surviving You, in accordance with Your last beneficiary designation on file. If none survive, proceeds will be paid to all surviving contingent beneficiaries. If there is no valid beneficiary designation or if no beneficiary survives, We will pay the benefits as follows:

•	if there are joint Owners, We will pay the surviving Owner(s), otherwise;

•	if the Owner is a non-natural person or revocable trust, We will pay the Owner, otherwise;

•	to Your spouse, if living, otherwise;

•	if no spouse is living, to Your lawful children, if living, otherwise;

•	if You have no spouse or direct descendants, to Your parents equally or the survivor, if living, otherwise;

•	to Your estate.

Change of Beneficiary

By Owner

You may change the beneficiary at any time by Written Request or other method agreed to by Us and recorded by Us. Unless You specify otherwise, the change of beneficiary shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

By Beneficiary

If the death benefit under this contract becomes payable to a beneficiary (recipient) under an Annuity Payment plan, that recipient shall have the right to name, or later change, their own beneficiary by Written Request or other method agreed to by Us and recorded by Us. If there is no valid beneficiary designation or if no beneficiary survives the recipient, We will pay any benefits due under the Annuity Payment plan following the death of the original beneficiary as follows:

•	to the recipient’s spouse, if living, otherwise;

•	if no spouse is living, to the recipient’s lawful children, if living, otherwise;

•	if the recipient has no spouse or direct descendants, to the recipient’s parents equally or the survivor, if living, otherwise;

•	to the recipient’s estate.

Change of Annuitant or Contingent Annuitant

If:

1.	this is a Nonqualified Contract, and

2.	You are a natural person, and

3.	the Owner is not a revocable trust, and

4.	it is prior to the Annuitization Start Date;

then You may change the Annuitant or Contingent Annuitant by Written Request or other method agreed to by Us and recorded by Us. Unless You specify otherwise, the change of Annuitant or Contingent Annuitant shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the notice at Our service center.

In addition, if the Annuitant is not an Owner and the Annuitant dies before the Annuitization Start Date, the Owner becomes the Annuitant unless a Contingent Annuitant has been previously selected. The contract continues in force, and no death benefit is payable.

If the Annuitant is an Owner and the Annuitant dies before the Annuitization Start Date, the death benefit is payable.

Pre-election of an Annuity Payment Plan

If this is a Nonqualified Contract, You may elect how the death benefit described in this contract is to be paid in the event of Your death before the Annuitization Start Date. You must make the election by Written Request or other method agreed to by Us and recorded by Us. In this event the death benefit shall be payable as so elected by You, rather than as requested by the beneficiary. If for any reason such election does not satisfy Section 72 of the Code or related distribution requirements, the election will be void and the beneficiary will then be permitted to elect payment pursuant to the provisions of the contract. This provision is available for Tax Qualified Contracts if agreed to by Us.

Assignment

If this is a Nonqualified Contract, You can assign this contract or any interest in it. Your interest and the interest of any beneficiary are subject to the interest of the assignee. An assignment is not a change of ownership and an assignee is not an Owner as these terms are used in this contract.

A copy of any assignment must be submitted to Us at Our service center. Unless You specify otherwise, an assignment shall be effective on the date it is signed, subject to any action taken or payment made by Us before We receive the assignment at Our service center. We are not responsible for the validity or effect, tax or otherwise, of any assignment. We will not be on notice of any assignment until We receive a copy of it.

117860	Page 8	(1/24)

Payments to Beneficiaries

Death Benefit Before the Annuitization Start Date

A death benefit is payable to the beneficiary if You die before the Annuitization Start Date and the Contract Value is greater than zero.

If the annuity is jointly owned by non-spousal Owners, the death benefit will be paid to the beneficiary at the first death of a joint Owner.

If the annuity is jointly owned by spousal Owners, see the Spouse’s Option to Continue Contract provision.

Death Benefit Payable Before the Annuitization Start Date

If You are the Return of Purchase Payment (ROPP) Age shown under Contract Data or younger on the later of (1) the Application Date (also shown under Contract Data) or (2) the date of the most recent “covered life change” (if applicable), and if You die prior to the Annuitization Start Date with a Contract Value greater than zero, We will pay the beneficiary the greatest of the following amounts:

1.	the Contract Value, after any rider charges have been deducted; or

2.	the full surrender value; or

3.	the Return of Purchase Payment Value.

If You are older than the Return of Purchase Payment (ROPP) Age shown under Contract Data on the later of (1) the Application Date or (2) the date of the most recent “covered life change” (if applicable), and if You die prior to the Annuitization Start Date with a Contract Value greater than zero, We will pay the beneficiary the greater of the following amounts:

1.	the Contract Value, after any rider charges have been deducted; or

2.	the full surrender value.

Covered Life Change Definition

A “covered life change” is either A) continuation of the contract by a spouse under the Spouse’s Option to Continue Contract provision or B) an ownership change where any Owner after the ownership change was not an Owner prior to the change.

Return of Purchase Payment (ROPP) Value

On the Contract Date, the ROPP value is established as the purchase payment made to the contract.

Adjustments are made to the ROPP value in the following circumstances:

1.	Partial surrenders will result in “adjustments for partial surrenders” subtracted from the ROPP value.

2.

After a “covered life change” for a spouse who continues the contract, the ROPP value is reset to the Contract Value on the date of continuation after any rider charges have been deducted and after any increase to the Contract Value due to the death benefit that would otherwise have been paid.

3.

After a “covered life change” other than for a spouse who continues the contract, if the prior Owner was eligible for the ROPP, the ROPP value is reset on the Business Day We receive Your Written Request for the “covered life change” to the lesser of A or B where:

A	=	the Contract Value on that date after any rider charges have been deducted, and

B	=	the ROPP value on that date.

If the prior Owner was not eligible for the ROPP, the ROPP value is set on the Business Day We receive Your Written Request for the “covered life change” to the Contract Value on that date after any rider charges have been deducted.

Adjustments for Partial Surrenders Definition

“Adjustments for partial surrenders” are calculated for each partial surrender using the following formula:

a x b	where:
c

a	=	the amount Your Contract Value is reduced by the partial surrender

b	=	the ROPP value on the date of the partial surrender

c	=	the Contract Value on the date of (but prior to) the partial surrender

117860	Page 9	(1/24)

Payment Options

Any amounts payable as described in this provision will be paid upon Our receipt of due proof of death which includes all documents needed to complete a beneficiary’s claim including:

1.	information sufficient to determine Our liability and the appropriate payee(s) legally entitled to the proceeds; and

2.	if proceeds depend on the action of parties other than Us, the date that legal impediments to payment are resolved and sufficient evidence is provided to Us.

The death benefit proceeds for each beneficiary will be payable in a lump sum on the Business Day We receive due proof of death from that beneficiary. The beneficiary may elect to receive payment anytime within five years after the date of death. In any event, the entire death benefit will be distributed within five years of the date of death except where spousal continuation of the contract is elected or a beneficiary elects an Annuity Payment plan.

In lieu of a lump sum, payments may be made under an Annuity Payment plan, provided:

1.	the beneficiary elects the plan at the time We receive due proof of death; and

2.	the plan provides payments over a period that does not exceed the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary; and

3.	payments begin no later than one year after the date of death.

If the beneficiary elects an Annuity Payment plan, such beneficiary shall be the Annuitant for purposes of a lifetime payment plan.

Spouse’s Option to Continue Contract

If You die before the Annuitization Start Date and Your spouse is the sole primary beneficiary or a joint Owner, Your spouse may accept payment of the death benefit under options previously described. Alternatively, Your spouse may become the Owner and Annuitant and keep the contract (including any eligible riders) in force.

Election by a spouse to continue the contract must be made by Written Request, or other method agreed to by Us and recorded by Us, at the time We receive due proof of death. Upon spousal continuation, the Contract Value shall be equal to the death benefit that would otherwise have been paid. No surrender charge or market value adjustment will apply after a spouse has elected to continue the contract. As the new Owner, a spouse must name a new beneficiary.

Definition of spouse

When We refer to a ”spouse” in this contract, We mean for state law purposes Your spouse, civil union partner, domestic partner or an individual accorded marital rights as a “spouse” under state law. For federal income tax purposes, including the right to continue this contract as sole Owner upon the original Owner’s death and the manner in which distributions may be taxed, the term “spouse” is limited to a couple whose marriage is formalized under state law.

When We issue this contract, We rely on representations You make regarding Your marital status and We will administer Your contract in reliance on the representations You make. If We determine the marital status representation You make is incorrect, the way We administer this contract may be adjusted accordingly. If You have questions as to Your relationship status and how it may impact this contract or its tax treatment, please consult Your tax or legal advisor.

Death Benefit After the Annuitization Start Date

The amount payable, if any, will depend on the Annuity Payment plan then in effect.

Death of the Owner

If an Owner dies after the Annuitization Start Date, Annuity Payments continue to any surviving Owner, otherwise to the beneficiaries, according to the Annuity Payment plan in effect.

Death of the Annuitant

If the last surviving Annuitant dies after the Annuitization Start Date, Annuity Payments continue to any surviving Owners, otherwise to the beneficiaries, for the remainder of any guaranteed period. If there is no remaining guaranteed period, Annuity Payments cease.

Death of the Beneficiary

If a beneficiary elects an Annuity Payment plan as provided under the Payment Options provision and dies after payments begin, Annuity Payments continue to beneficiaries named by the deceased beneficiary as provided under the Change of Beneficiary provision for the remainder of any guaranteed period.

117860	Page 10	(1/24)

In any event, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.

Purchase Payment

The purchase payment is the payment You made for this contract and the benefits it provides. Your Purchase Payment is shown under Contract Data.

Allocation of Purchase Payment

Your Initial Election Percentages as of the Contract Date are shown under Contract Data. The purchase payment will be allocated based on Your initial elections as of the Contract Date. We reserve the right to limit in Our sole discretion how the purchase payment can be allocated among the available Indexed Accounts.

Contract Value

The Contract Value at any time is the sum of:

1.	the value in the Interim Account; and

2.	the value in the Indexed Account(s).

Interim Account Value

The value in the Interim Account at any time will be the total of:

1.	any amounts transferred to the Interim Account; plus

2.	interest credited; plus

3.	any amounts added to the Interim Account after a “covered life change” for a spouse who continues the contract; less

4.	any amounts transferred from the Interim Account; less

5.	any amounts deducted from the Interim Account for surrenders; less

6.	any amounts deducted from the Interim Account for rider charges.

Interest on the Interim Account

We will credit interest to the Interim Account daily. All interest rates We quote are effective annual interest rates – this refers to the rate that results after interest has been credited and compounded daily for a full year. Interest will begin to accrue on the date any Contract Value is transferred to the Interim Account.

Indexed Account(s) Value

The value in an Indexed Account will be the sum of the value in each Segment for that Indexed Account.

An Indexed Account may have multiple open Segments with different start dates if the duration of a Segment is more than one year. You may not request a transfer to an open Segment. Each allocation to an Indexed Account will open a new Segment.

Segment value on the Segment start date

On the Segment start date the Investment Base and the Segment value are both equal to the amount allocated to the Segment.

Segment value after the Segment start date and before the Segment Maturity Date

The value in each Segment is equal to the Investment Base multiplied by a proxy value for a portfolio of assets that provides the Segment value on the Segment Maturity Date. The proxy value is a factor determined solely by Us daily and is equal to (1) plus (2) minus (3) where:

(1)	is the hypothetical value of a set of derivatives which reflects the features of the Crediting Method and is valued using an option pricing formula including transaction costs, and

(2)	is the hypothetical value of the fixed assets which, when combined with the market value adjustment, replicates the value of the fixed assets supporting the Segment, and

(3)	is the present value of the Annual Fee(s) (if applicable), which is the discounted value of the “total fee” that will reduce the Segment rate of return on the Segment Maturity Date.

117860	Page 11	(1/24)

Definition of “total fee”

The “total fee” equals the Annual Fee multiplied by the number of years in the Segment.

Segment value on the Segment Maturity Date

The value in each Segment on the Segment Maturity Date equals the Investment Base multiplied by the sum of one plus the Segment rate of return.

Crediting Methods

The Crediting Method of an Indexed Account determines the Segment rate of return as described below.

Multiple Indexes

If the Segment references multiple Indexes, the Index rate of return will be calculated for each Index. The minimum of those returns will be used in the applicable Crediting Method to calculate the Segment rate of return.

Point-to-Point with a Buffer

The Index rate of return is calculated as follows:

(A/B) – 1 where:

A = the Index Value on the Segment Maturity Date

B = the Index Value on the Segment start date

If the Index rate of return is positive or zero, the Segment rate of return will be the lesser of the following:

1.	the Cap for the Segment minus the “total fee”; or

2.	the Index rate of return multiplied by the Upside Participation Rate for the Segment, minus the “total fee.”

If the Segment does not have a Cap, number 1 above does not apply.

If the Index rate of return is negative and between zero and the Buffer (inclusive of the Buffer), the Segment rate of return will equal zero minus the “total fee.”

If the Index rate of return is negative and is more negative than the Buffer, the Segment rate of return will equal the Index rate of return, plus the absolute value of the Buffer, minus the “total fee.”

Examples

The following examples assume the Buffer equals -10%, the Cap equals 7%, the Upside Participation Rate equals 110%, and the “total fee” equals 1%.

•	If the Index rate of return is 10%, the Segment rate of return will equal 6% (the return is limited by the 7% Cap and then the 1% “total fee” is deducted).

•

If the Index rate of return is 5%, the Segment rate of return will equal 4.5% (the 5% Index rate of return is multiplied by the 110% Upside Participation Rate, and then the 1% “total fee” is deducted).

•	If the Index rate of return is -5%, the Segment rate of return will equal -1% (the Buffer reduces the loss to 0% and then the 1% “total fee” is deducted).

•	If the Index rate of return is -15%, the Segment rate of return will equal -6% (the Buffer reduces the loss to -5% and then the 1% “total fee” is deducted).

Renewal Provision

On each Contract Anniversary, We declare:

1.	renewal interest rates for the Interim Account; and

2.	renewal Caps, Upside Participation Rates and Annual Fees for each Indexed Account, if applicable.

Caps, Upside Participation Rates and Annual Fees for each Segment are guaranteed through the Segment Maturity Date.

The renewal interest rates, Caps, Upside Participation Rates and Annual Fees are determined by Us and at Our discretion. They may be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, product design, competition, the company’s revenues and expenses, cost of hedging, and the interest rates, Caps, Upside Participation Rates and Annual Fees currently in effect for new and existing annuity contracts issued by Us.

117860	Page 12	(1/24)

The interest rates for the Interim Account will not be less than the Guaranteed Minimum Interest Rate shown under Contract Data. Caps and Upside Participation Rates will not be less than the Guaranteed Minimum Caps and Guaranteed Minimum Upside Participation Rates, respectively, and Annual Fees will not exceed the Guaranteed Maximum Annual Fees, as shown under Contract Data for the Initial Indexed Account Options.

Addition, Removal or Substitution of an Indexed Account(s)

We reserve the right to add, remove or substitute an Indexed Account at any time and in Our sole discretion. We will notify You of any changes, or limitations, to the available Indexed Accounts.

Discontinuation of or Substantial Change to an Index used to Determine the Segment Rate of Return

We reserve the right to discontinue or substitute an Index at any time if an Index is discontinued, We no longer have the right to use the Index, there is a substantial change in the calculation of an Index, hedging instruments become difficult to acquire, the cost of hedging becomes excessive, or if We determine at Our sole discretion that Our use of the Index should be discontinued.

If We substitute an alternative Index, then the Segment value may change to reflect the new Index. We will notify You before the substitution.

If no reasonable alternative is available for substitution of such Index, then the Segment value will not change until the next Contract Anniversary (unless a surrender is taken from that Segment). We will notify You before the discontinuation. You must transfer the Segment value to any available Indexed Accounts during the next transfer window.

Transfer of Contract Value

You may request a transfer once each contract year during the Transfer Window shown under Contract Data. You may transfer any Contract Value in the Interim Account and any Segments that mature on the next Contract Anniversary to any available Indexed Accounts. After the MVA Period shown under Contract Data or after a spousal continuation, You may also transfer to the Interim Account. We reserve the right to limit transfers to the Interim Account at any time and in Our sole discretion on a non-discriminatory basis with notification.

Transfers requested during the transfer window will be effective as of the next Contract Anniversary. If the last Day of the transfer window is not a Business Day, the transfer instructions must be completed by the prior Business Day. You may request a transfer by Written Request or other method agreed to by Us.

We reserve the right to limit any transfers to an Indexed Account that would have a Segment Maturity Date after the Annuitization Start Date.

We also reserve the right to limit in Our sole discretion how the Contract Value can be allocated among the Interim Account and available Indexed Accounts.

On the Contract Anniversary

1.	The Contract Value will be transferred according to instructions received during the transfer window as described above.

2.

If no transfer instructions are received and You have elected auto rebalancing, We will make automatic transfers using Your current election instructions and according to any procedures that are then currently in effect. Your initial Indexed Account elections are shown under Contract Data. You may change Your election instructions at any time. We reserve the right to discontinue auto rebalancing.

3.

If 1 and 2 do not apply, any Contract Value in the Interim Account will remain in the Interim Account, and any Contract Value in a Segment that is maturing will renew into a new Segment for the same Indexed Account. If the Indexed Account is no longer available, the Contract Value in that Segment will automatically transfer to an allocation option We declare, unless otherwise directed by You.

Optional Automated Transfer Program

We may offer, at Our discretion, an optional automated transfer program. While You are enrolled in this program, before We process any other transfer instructions or auto rebalancing on the Contract Anniversary, We will transfer the amount You request to the Interim Account according to any procedures that are then currently in effect. Any transfer instructions or auto rebalancing described in 1 and 2 above will apply to any remaining Contract Value in the Interim Account and any Segments that mature on that Contract Anniversary.

117860	Page 13	(1/24)

You may cancel this program at any time. Any Contract Value in the Interim Account will remain in that account until the next Contract Anniversary. We reserve the right to discontinue this optional automated transfer program.

Premium Tax Charges

We reserve the right to assess a charge against the Contract Value of this contract for any premium tax assessed to Us by a federal, state or local government. This charge could be deducted when You make a purchase payment, or take a full surrender of the Contract Value, or apply an amount to an Annuity Payment plan.

Surrender Provisions

Surrender

By Written Request or other method agreed to by Us and subject to the rules below, You may:

1.	surrender this contract for the full surrender value; or

2.	surrender part of this contract for a partial surrender.

Rules for Surrender

All surrenders will have the following conditions.

1.	You must send Us Your Written Request or other method agreed to by Us:

a.	while this contract is in force; and

b.	while all Owners are living; and

c.	prior to the Annuitization Start Date.

2.	Unless We agree otherwise, a surrender amount must be at least $250. The Contract Value after a partial surrender must be at least $500.

3.

Your surrender will normally be paid to You within seven Days of the receipt of Your Written Request and, if required, the return of this contract. We reserve the right to defer surrenders for any period the U.S. Securities and Exchange Commission determines the existence of emergency conditions and, consequently, the NYSE does not open for regular trading. We have the right to defer payment for up to six months from the date We receive Your request. In such circumstance, the delay will be made in accordance with the requirements of the state in which the contract is issued for delivery.

4.

For a partial surrender, unless You request otherwise, the surrender will be deducted from the Interim Account first and then pro-rata from all Indexed Accounts. You may specify the partial surrender is to be deducted from the Interim and/or Indexed Account(s). If an Indexed Account has multiple open Segments, the specified surrender will be deducted pro-rata from all open Segments for that Indexed Account.

5.	If You die following a surrender request, payment will be made to Your estate.

6.	Any amount surrendered is irrevocable.

Surrender Value

The full surrender value at any time will be:

1.	the Contract Value immediately prior to the surrender; less

2.	any surrender charge; less

3.	any rider charges; plus

4.	any market value adjustment.

For a partial surrender, the amount paid to You will equal the amount withdrawn from the Contract Value, less any surrender charge, plus any market value adjustment.

Investment Base Adjustment

For each Segment that is reduced by a partial surrender, the Investment Base for that Segment will be reduced by:

a x b	where:
c

a = the amount of the partial surrender deducted from the Segment
b = the Investment Base for the Segment on the date of the surrender
c = the value in the Segment on the date of (but prior to) the surrender

117860	Page 14	(1/24)

Surrender Charge

A surrender charge may apply in the event You surrender part of or all of Your Contract Value during the surrender charge period. The Schedule of Surrender Charges for Your contract is shown under Contract Data. See the Waiver of Surrender Charges provision for situations when surrender charges are not deducted.

Your surrender charge amount is determined by multiplying the purchase payment surrendered which could be subject to a surrender charge by the applicable surrender charge percentage.

The amount that represents the purchase payment surrendered is calculated using a prorated formula based on the percentage of Your Contract Value being surrendered. As a result, the amount that represents the purchase payment surrendered may be greater than Your Contract Value surrendered. We determine the amount that represents the purchase payment surrendered (PPS), the purchase payment not subject to a surrender charge (PPF), and the purchase payment which could be subject to a surrender charge (PPSC) by the following formula:

PPS = PPSC + PPF

PPSC =	(	PS - FA CV - FA	)	X (PP - PPF)

(but not less than zero)

PPF = FA-“contractearnings,” but not less than zero

PP = Purchase payment not previously surrendered (the purchase payment – PPS)

PS = Amount the Contract Value is reduced by the surrender

FA = the “total free amount”

CV = Contract Value prior to the surrender

Definition of “contract earnings”

With respect to these Surrender Provisions, “contract earnings” is defined as the Contract Value, less the portion of the purchase payment not previously surrendered, but not less than zero.

With respect to these Surrender Provisions, “contract earnings” are surrendered first followed by the purchase payment.

Definition of “total free amount”

The “total free amount” is the amount You are allowed to surrender each contract year without incurring a surrender charge. The “total free amount” calculation is described below and is recalculated on each Contract Anniversary during the surrender charge period. Any unused portion does not carry over to future contract years.

During the first contract year the “total free amount” is the greater of:

a.	“contract earnings,” or

b.

the Free Amount Percentage shown under Contract Data multiplied by all the purchase payment applied prior to Your surrender request, less any amounts surrendered prior to Your surrender request that represent the “total free amount.”

After the first contract year, the “total free amount” is the greater of:

a.	“contract earnings,” or

b.	the Free Amount Percentage multiplied by Your prior Contract Anniversary Contract Value, less any prior surrenders taken in the current contract year.

Waiver of Surrender Charges

Surrender charges are waived for the following:

1.	In each contract year during the surrender charge period, the “total free amount” as defined in the Surrender Charge provision; or

2.	death benefit payments made in the event of Your death; or

3.	after Your spouse has elected to continue the contract under the Spouse’s Option to Continue Contract provision; or

4.	amounts applied to an Annuity Payment plan; or

5.

for Tax Qualified Contracts other than Inherited IRAs, amounts surrendered to meet applicable required minimum distributions under the Code to the extent they exceed amounts waived under number one of this provision (amounts surrendered under this waiver provision are limited to applicable required minimum distributions for this contract only and to one time per contract year unless We agree otherwise). For Inherited IRAs, this waiver provision only applies to lifetime required minimum distributions; or

117860	Page 15	(1/24)

6.	exercise of the Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision described below; or

7.	exercise of the Waiver of Surrender Charges upon Terminal Illness Diagnosis provision described below.

Termination of the contract will not affect any applicable waiver of surrender charge while the contract was in force.

Surrender proceeds will not be disbursed until We notify You of any denial of Your request for waiver of surrender charges and give You the opportunity to accept or reject surrender proceeds.

Waiver of Surrender Charges upon Hospital or Nursing Home Confinement

If You are the Hospitalization/Nursing Home Waiver Age shown under Contract Data or younger on the Application Date (also shown under Contract Data), surrender charges will be waived providing the following requirements are met:

1.	The amount surrendered is paid directly to You; and

2.	We receive satisfactory written proof as described below that You are confined in a nursing home or hospital; and

3.	such confinement has lasted for 60 straight Days or began within 30 Days following a 60 Day confinement; and

4.	such confinement began after the Contract Date of this contract; and

5.

We receive Your surrender request and written proof of confinement within 91 Days after the release from the hospital or nursing home. If it is not reasonably possible to provide proof within such time, in the absence of legal capacity We must receive it as soon as possible and no later than one year after the 91 Day period has expired.

To qualify, a letter of proof must:

1.	be signed by Your licensed physician, or the hospital or nursing home administrator; and

2.	be on appropriate medical letterhead; and

3.	specify the confinement dates; and

4.	if hospital confinement, specify hospital name, address and that it is operated pursuant to state and federal law; or

5.	if nursing home confinement, specify nursing home name, address and that it meets the following definition of a nursing home.

Definition of nursing home

To qualify, the nursing home must be a facility or distinctly separate part of a hospital or other institution that is licensed by the appropriate licensing agency to engage primarily in providing nursing care and related services to inpatients; and the nursing home must:

1.

provide 24 hour a Day nursing service under a planned program of policies and procedures that was developed with the advice of, and is periodically reviewed and executed by, a professional group of at least one doctor and one nurse; and

2.	have a doctor on duty or on call at all times to furnish medical care in case of emergency; and

3.	have at least one nurse who is employed at that facility or institution full time (or at least 24 hours per week if the facility has less than 10 beds); and

4.	have a nurse on duty or on call at all times; and

5.	maintain clinical records for all patients; and

6.	have appropriate methods and procedures for handling and administering drugs and biologicals.

If an institution or facility has multiple licenses or purposes, a portion, ward, wing or unit thereof will qualify as a nursing home only if it meets all of the above criteria, is authorized by license to provide nursing care to inpatients, and is engaged principally in providing such nursing care in accordance with that license.

Definition of doctor

A doctor is a physician, as defined in Section 1861(r)(1) of the Federal Social Security Act, acting within the scope of his or her license in the state of licensure.

Definition of nurse

A nurse is a registered professional nurse, acting within the scope of his or her license in the state of licensure.

117860	Page 16	(1/24)

Waiver of Surrender Charges upon Terminal Illness Diagnosis

If You are the Terminal Illness Waiver Age shown under Contract Data or younger on the Application Date (also shown under Contract Data), surrender charges will be waived providing the following requirements are met:

1.	The amount surrendered is paid directly to You; and

2.	You are diagnosed with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the diagnosis; and

3.	such diagnosis occurred on or after the first Contract Anniversary; and

4.	We receive Your surrender request and satisfactory written proof as described below. We must also receive Your surrender request before a death benefit is payable.

To qualify, the letter of proof must:

1.	be signed by Your physician who is legally qualified and licensed to practice medicine in his or her state of residence and is operating within the scope of that license; and

2.	be on appropriate medical letterhead; and

3.	specify the terminal illness, the expected date of death, and the date the terminal illness was initially diagnosed.

Market Value Adjustment

A Market Value Adjustment (MVA) is a positive or negative adjustment that may be applied during the MVA Period, shown under Contract Data, when a full or partial surrender is taken or when Annuity Payments start. The MVA will either increase or decrease the surrender amount or the amount applied to Annuity Payments.

An MVA does not apply to the following:

1.	surrenders from the Interim Account; and

2.	transfers between Indexed Accounts or the Interim Account; and

3.	any transactions on or after the date the MVA Period ends; and

4.	after a spouse has elected to continue the contract under the Spouse’s Option to Continue Contract provision; and

5.	if this contract is continued as an inherited IRA following Your death; and

6.	certain surrenders as described in any attached endorsements.

MVA Reference Rate

The MVA reference rate is used to calculate the MVA factor, as described below. The MVA reference rate for any Day is the previous Business Day’s Index Value of the MVA Index shown under Contract Data.

MVA Factor

The MVA factor is used to calculate the MVA amount and is equal to:

MVA factor    =    [(1 + i) / (1 + j)] k - 1

Where:

i = MVA reference rate on the Contract Date

j = current MVA reference rate

k = MVA Period x ( [number of full and partial years remaining in the MVA Period / MVA Period] m)

m = MVA Exponent shown under Contract Data

MVA Amount

The MVA amount is equal to the sum of the MVA amounts for each Segment.

The MVA amount for each Segment is equal to the MVA factor multiplied by the proxy value of the hypothetical fixed assets for that Segment.

For a partial surrender, the MVA amount for each Segment is proportional to the amount of Contract Value deducted from that Segment.

Discontinuation of or Substantial Change to the MVA Index

If the MVA Index is discontinued, or if We no longer have the right to use the MVA Index, or if We determine at Our sole discretion that Our use of the MVA Index should be discontinued, or if the MVA Index calculation or methodology substantially changes, We will substitute an alternative MVA Index and notify You before the substitution.

117860	Page 17	(1/24)

Annuity Provisions

Annuity Payments

Annuity Payments will start on the scheduled Annuitization Start Date, shown under Contract Data. You can change this date as provided below. If You want to start Annuity Payments before the scheduled Annuitization Start Date, You can request Annuity Payments to start at any time with 30 Days notice.

The amount applied to an Annuity Payment plan will be the Contract Value less any rider charges plus any market value adjustment.

Annuity Payments are fixed and do not participate in the performance of any external Indexes.

The first payment will be made as provided by the selected plan. Before the first payment is sent, We will require satisfactory proof of the Annuitant’s Age and that the Annuitant is alive. We may also require that You exchange this contract for a supplemental contract which provides the Annuity Payments.

Change of Annuitization Start Date

The scheduled Annuitization Start Date shown under Contract Data is the later of:

1.	the Contract Anniversary on or after Your 95th birthday, or

2.	the 10th Contract Anniversary.

You may change this date to any Contract Anniversary date by Written Request or other method agreed to by Us. The new date cannot be later than the scheduled Annuitization Start Date unless We agree otherwise.

Annuity Payment Plans

Annuity Payments must be made on a fixed dollar basis. You can schedule receipt of Annuity Payments according to one of the Plans A through D or another plan agreed to by Us.

Plan A: Life Income Non-Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant. No payments will be made after the Annuitant dies.

Plan B: Life Income with Guaranteed Period

This plan provides monthly Annuity Payments during the lifetime of the Annuitant with a guarantee that payments will be made for at least five, 10 or 15 years whether or not the Annuitant is living. You must select a guaranteed period.

Plan C: Life Income with Installment Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant with a guarantee that payments will be made at least for a certain number of months whether or not the Annuitant is living. We determine the number of months by dividing the amount applied under this plan by the amount of the first monthly Annuity Payment.

Plan D: Joint and Survivor Life Income Non-Refund

This plan provides monthly Annuity Payments during the lifetime of the Annuitant and joint Annuitant. When either the Annuitant or the joint Annuitant dies, We will continue to make monthly payments during the lifetime of the survivor. No payments will be made after the death of both the Annuitant and joint Annuitant.

Plan Selection

You must select the plan at least 30 Days before the Annuitization Start Date by Written Request or other method agreed to by Us. If We have not received Your Written Request to select a plan, the first Annuity Payment will be made 30 Days after the Annuitization Start Date according to Plan B with monthly payments guaranteed for ten years unless the Code provides otherwise.

After the Annuitization Start Date, You cannot change to a different plan.

If the amount to be applied to a plan is less than $2,000 or would not provide a monthly payment of at least $20, We have the right to change the frequency of the payment or to make a lump sum payment of the amount that would have been applied to a plan.

117860	Page 18	(1/24)

RiverSource Life Insurance Company Ameriprise Financial Center	70100 Minneapolis MN 55474

1.800.862.7919

Single Purchase Payment

Deferred Annuity Contract

•  Index-linked option(s)

•  Surrender charges may be waived under specified conditions

•  A market value adjustment feature

•  This contract is nonparticipating — dividends are not payable

Contract Data

RiverSource Structured SolutionsSM 2 annuity

Owner:	John Doe

Annuitant:	John Doe

Contract Number:	9925-0000000

Contract Type:	Nonqualified

Contract Date:	January 8, 2024

Application Date:	January 8, 2024

Annuitization Start Date:	January 8, 2084

Owner’s Age on Application Date:	35

Application Signed State:	MN

State Insurance Department:	1.800.000.0000

Purchase Payment:	$100,000.00

Schedule of Surrender Charges:	6 years

Contract Year	Surrender Charge Percentage Applied to Purchase Payment
1	9%
2	8%
3	8%
4	7%
5	6%
6	5%
7+	0%

If You surrender all or a portion of this contract, a surrender charge may apply.

Free Amount Percentage:	10%

See Surrender Charge provision.

Hospitalization/Nursing Home Waiver Age:	75

See Waiver of Surrender Charges upon Hospital or Nursing Home Confinement provision.

Terminal Illness Waiver Age:	90

See Waiver of Surrender Charges upon Terminal Illness Diagnosis provision.

Return of Purchase Payment (ROPP) Age:	80

See Payments to Beneficiaries provision.

MVA Period:	6 years

MVA Exponent:	0.5

MVA Index:	Bloomberg US Agg Credit (Yield to Worst)

Interim Account Initial Interest Rate:	2.95%

Guaranteed Minimum Interest Rate:	2.95%

Transfer Window:	30 Day period ending on the Contract Anniversary

See Transfer of Contract Value provision.

117860-DP	Page 3	(1/24)

Contract Data - Continued

Contract Number:	9925-0000000	Contract Date:	January 8, 2024

Initial Indexed Account Elections

Initial Election Percentage	Indexed Account Name	Initial Cap	Initial Upside Participation Rate	Initial Contingent Return	Initial Annualized Income Rate	Initial Annual Fee
5.00%	iShares U.S. Real Estate ETF 1-year with -10% Buffer	21.00%	100%	N/A	N/A	0.00%
5.00%	Nasdaq 100 1-year with -10% Buffer	17.00%	100%	N/A	N/A	0.00%
10.00%	S&P 500 1-year with -10% Buffer	16.00%	100%	N/A	N/A	0.00%
10.00%	MSCI EAFE 3-year with Annual Fee and -15% Buffer	No Cap	120%	N/A	N/A	1.00%
10.00%	S&P 500 1-year with -10% Floor	11.50%	100%	N/A	N/A	N/A
10.00%	S&P 500 3-year Annual Lock with -10% Buffer	13.00%	100%	N/A	N/A	N/A
10.00%	S&P 500 2-year Contingent Return with -10% Buffer	N/A	N/A	16.00%	N/A	0.00%
10.00%	S&P 500/Russell 2000 (Lesser of) 1-year Contingent Return with -25% Trigger	N/A	N/A	8.85%	N/A	N/A
10.00%	S&P 500 1-year Dual Directional with -10% Buffer	11.50%	100%	N/A	N/A	0.00%
10.00%	S&P 500 1-year Income Choice with -10 Buffer	N/A	N/A	N/A	6.50%	N/A
10.00%	S&P 500 1-year Income Choice with -35 Trigger	N/A	N/A	N/A	4.50%	N/A

117860-DP	Page 3.1	(1/24)

Contract Data - Continued

Contract Number:	9925-0000000	Contract Date:	January 8, 2024

Initial Indexed Account Options

Indexed Account Name	Guaranteed Minimum Cap	Guaranteed Minimum Upside Participation Rate	Guaranteed Minimum Contingent Return	Guaranteed Minimum Annualized Income Rate	Guaranteed Maximum Annual Fee
iShares U.S. Real Estate ETF 1-year with -10% Buffer	2.00%	100%	N/A	N/A	0.00%
Nasdaq 100 1-year with -10% Buffer	2.00%	100%	N/A	N/A	0.00%
S&P 500 1-year with -10% Buffer	2.00%	100%	N/A	N/A	0.00%
MSCI EAFE 3-year with Annual Fee and -15% Buffer	6.00%	100%	N/A	N/A	8.00%
S&P 500 1-year with -10% Floor	2.00%	100%	N/A	N/A	N/A
S&P 500 3-year Annual Lock with -10% Buffer	2.00%	N/A	N/A	N/A	N/A
S&P 500 2-year Contingent Return with -10% Buffer	N/A	N/A	2.00%	N/A	0.00%
S&P 500/Russell 2000 (Lesser of) 1-year Contingent Return with -25% Trigger	N/A	N/A	1.00%	N/A	N/A
S&P 500 1-year Dual Directional with -10% Buffer	0.25%	100%	N/A	N/A	0.00%
S&P 500 1-year Income Choice with -10 Buffer	N/A	N/A	N/A	0.50%	N/A
S&P 500 1-year Income Choice with -35 Trigger	N/A	N/A	N/A	0.50%	N/A

Index rates of return used in the calculation methods do not include reinvestment of dividends from underlying companies.

Interest Rates, Caps, Upside Participation Rates, Contingent Returns, Annualized Income Rates, and Annual Fees are not guaranteed and can be changed by Us, subject to the Renewal Provision in Your contract and any attached endorsements.

117860-DP	Page 3.1	(1/24)

Contract Data - Continued

Contract Number:	9925-0000000	Contract Date:	January 8, 2024

Bloomberg US Agg Credit Index

“Bloomberg®” and the Bloomberg indices listed herein (the “Indices”) are service marks of Bloomberg Finance L.P. and its affiliates, including Bloomberg Index Services Limited (“BISL”), the administrator of the index (collectively, “Bloomberg”), and have been licensed for use for certain purposes by the distributor hereof (the “Licensee”).

The financial products named herein (the “Products”) are not sponsored, endorsed, sold or promoted by Bloomberg. Bloomberg does not make any representation or warranty, express or implied, to the owners of or counterparties to the Products or any member of the public regarding the advisability of investing in securities or commodities generally or in the Product particularly. The only relationship of Bloomberg to Licensee is the licensing of certain trademarks, trade names and service marks and of the Indices, which are determined, composed and calculated by BISL without regard to Licensee or the Products. Bloomberg has no obligation to take the needs of Licensee or the owners of the Products into consideration in determining, composing or calculating the Indices. Bloomberg is not responsible for and has not participated in the determination of the timing, price, or quantities of the Products to be issued. Bloomberg shall not have any obligation or liability, including, without limitation, to customers of the Products, in connection with the administration, marketing or trading of the Products.

BLOOMBERG DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA RELATED THERETO AND SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. BLOOMBERG DOES NOT MAKE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA RELATED THERETO. BLOOMBERG DOES NOT MAKE ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDICES OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS, AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH THE PRODUCT OR INDICES OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

117860-DP	Page 3.1	(1/24)

Contract Data - Continued

Contract Number:	9925-0000000	Contract Date:	January 8, 2024

iShares U.S. Real Estate ETF

The iShares U.S. Real Estate ETF is distributed by BlackRock Investments, LLC. iShares® and BlackRock®, and the corresponding logos, are registered trademarks of BlackRock, Inc. and its affiliates (“BlackRock”) and are used under license. BlackRock has licensed certain trademarks and trade names of BlackRock to RiverSource Life Insurance Company (“RiverSource Life”) for certain purposes. RiverSource Life’s products and services are not sponsored, endorsed, sold, or promoted by BlackRock, and purchasers of such products do not acquire any interest in the iShares U.S. Real Estate ETF nor enter into any relationship of any kind with BlackRock. BlackRock makes no representations or warranties, express or implied, to the owners of any products offered by RiverSource Life or any member of the public regarding the advisability of purchasing any product or service offered by RiverSource Life. BlackRock has no obligation or liability for any errors, omissions, interruptions or use of the iShares U.S. Real Estate ETF or any data related thereto, or in connection with the operation, marketing, trading or sale of any product or service offered by RiverSource Life.

MSCI EAFE Index and MSCI Emerging Markets Index

THIS PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY RIVERSOURCE LIFE INSURANCE COMPANY. NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN PRODUCTS GENERALLY OR IN THIS PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS PRODUCT OR THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE CONSIDERATION INTO WHICH THIS PRODUCT IS REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE ISSUER OF THE PRODUCT, OWNERS OF THE PRODUCT, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO EACH MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

117860-DP	Page 3.1	(1/24)

Contract Data - Continued

Contract Number:	9925-0000000	Contract Date:	January 8, 2024

Nasdaq-100 Index

The Product(s) is not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Product(s). The Corporations make no representation or warranty, express or implied to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly, or the ability of the Nasdaq-100 Index® to track general stock market performance. The Corporations’ only relationship to RiverSource Life Insurance Company (“Licensee”) is in the licensing of the Nasdaq-100 Index® and certain trade names of the Corporations and the use of the Nasdaq-100 Index®    which is determined, composed and calculated by Nasdaq without regard to Licensee or the Product(s). Nasdaq has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the Nasdaq-100 Index®. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Product(s).

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Russell 2000 Index

This annuity product (the “Product”) has been developed solely by RiverSource Life Insurance Company. The Product is not in any way connected to or sponsored, endorsed, sold or promoted by the London Stock Exchange Group plc and its group undertakings (collectively, the “LSE Group”). FTSE Russell is a trading name of certain of the LSE Group companies.

All rights in the Russell 2000® Index (the “Index”) vest in the relevant LSE Group company which owns the Index. Russell 2000® is a trademark of the relevant LSE Group company and is used by any other LSE Group company under license.

The Index is calculated by or on behalf of FTSE International Limited or its affiliate, agent or partner. The LSE Group does not accept any liability whatsoever to any person arising out of (a) the use of, reliance on or any error in the Index or (b) investment in or operation of the Product. The LSE Group makes no claim, prediction, warranty or representation either as to the results to be obtained from the Product or the suitability of the Index for the purpose to which it is being put by RiverSource Life Insurance Company.

117860-DP	Page 3.1	(1/24)

Contract Data - Continued

Contract Number:	9925-0000000	Contract Date:	January 8, 2024

S&P 500 Index and S&P 500 ESG Index

The S&P 500 Index and the S&P 500 ESG Index (the “Indexes”) are products of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and have been licensed for use by RiverSource Life Insurance Company (“RiverSource Life”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by RiverSource Life. It is not possible to invest directly in an index. RiverSource Life’s indexed products (the “Products”) are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the Products or any member of the public regarding the advisability of investing in securities generally or the Products particularly or the ability of the Indexes to track general market performance. Past performance of an index is not an indication or guarantee of future results. S&P Dow Jones Indices’ only relationship to RiverSource Life with respect to the Indexes is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The Indexes are determined, composed and calculated by S&P Dow Jones Indices without regard to RiverSource Life or the Products. S&P Dow Jones Indices has no obligation to take the needs of RiverSource Life or the owners of the Products into consideration in determining, composing or calculating the Indexes. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the Products or the timing of the issuance or sale of the Products or in the determination or calculation of the equation by which the Products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the Products. There is no assurance that investment products based on the Indexes will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment or tax advisor. A tax advisor should be consulted to evaluate the impact of any tax-exempt securities on portfolios and the tax consequences of making any particular investment decision. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEXES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY RIVERSOURCE LIFE, OWNERS OF THE PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEXES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND RIVERSOURCE LIFE, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

117860-DP	Page 3.1	(1/24)